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                                                                       Exhibit 5

                   [Letterhead of Fulbright & Jaworski L.L.P.]


June 18, 1999


Media Metrix, Inc.
35 East 21st Street
New York, New York 10010

Ladies and Gentlemen:

      We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Media Metrix, Inc. (the "Company"), relating to an aggregate of 1,970,610 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be issued under the Media Metrix, Inc. Stock Option Plan, as amended, the Media Metrix 1998 Equity Incentive Plan, the Amended and Restated Stock Option Agreement with Mary Ann Packo and the Amended and Restated Stock Option Agreement with Steve Coffey (each, a "Plan").

      As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the applicable Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the applicable Plan in accordance with the terms of the applicable Plan, will be duly authorized, validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                          Very truly yours,

                                          /s/ Fulbright & Jaworski L.L.P.